Exhibit 5.1

    [Dorsey & Whitney LLP Letterhead]

Great Plains Software, Inc.
1701 S.W. 38th Street
Fargo, North Dakota 58103

    Re: Registration Statement on Form S-4

Ladies and Gentlemen:

    We have acted as counsel to Great Plains Software, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-4 (the "Registration Statement") relating to the issuance of approximately 2,600,000 shares of common stock of the Company, par value $.01 per share (the "Common Stock") that are to be issued in connection with the merger of a wholly owned subsidiary of the Company with and into Solomon Software, Inc. (the "Merger"), as described in the Registration Statement.

    We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and others and of public officials. We have also assumed that the Common Stock will be issued in connection with the Merger as described in the Registration Statement.

    Based on the foregoing, we are of the opinion that the shares of Common Stock to be issued by the Company in the Merger have been duly authorized by all requisite corporate action and, when issued in accordance with the terms of the Merger as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

    Our opinions expressed above are limited to the laws of the State of Minnesota.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal and Tax Matters" in the /Proxy Statement/Prospectus constituting part of the Registration Statement.

Dated: May 15, 2000

Very truly yours,
/s/ DORSEY & WHITNEY LLP